UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2011

APPLE REIT TEN, INC.
(Exact name of registrant as specified in its charter)

Virginia	333-168971	27-3218228
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Apple REIT Ten, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01.   Entry into a Material Definitive Agreement.

Portfolio of Two Hotels

          On July 13, 2011, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”), to enter into a series of purchase contracts for the potential purchase of two hotels. The table below describes these hotels:

			Number of
Hotel Location	Franchise	Seller	Rooms	Purchase Price
Omaha, Nebraska	Hilton Garden Inn	Omaha Downtown Lodging Investors II, LLC	178	$29,200,000
Scottsdale, Arizona	Hilton Garden Inn	Scottsdale Lodging Investors, LLC	122	16,300,000
TOTAL			300	$45,500,000

          The purchase contract for the Omaha, Nebraska hotel requires an increase at closing of up to a maximum of $825,000 to the purchase price, based on the costs associated with the prepayment by the seller of the existing loan secured by this hotel.

          The purchase contract for the Scottsdale, Arizona hotel also contemplates that our purchasing subsidiary would assume an existing loan secured by the property. The current outstanding principal is approximately $10.6 million, the interest rate is 6.07% and the loan matures in February 2017. Monthly payments of principal and interest are due on an amortized basis.

          The sellers are affiliated with each other but do not have any material relationship with us or our subsidiaries, other than through the purchase contracts. The aggregate initial deposits for the hotels listed above totaled $200,000. The initial deposit for each contract is refundable to our purchasing subsidiary if it elects to terminate a purchase contract during the “review period”, which ends on August 27, 2011. In the event our purchasing subsidiary does not elect to terminate any of the purchase contracts during the review period, our purchasing subsidiary is required to make additional deposits in the aggregate amount of $200,000 within three (3) business days after the expiration of the review period. If our purchasing subsidiary terminates the purchase contracts after the review period but before closing, and the termination is not based on the sellers’ failure to satisfy a required condition, the escrow agent will release the deposits to the sellers. If a closing occurs under the purchase contracts, the deposits will be credited toward the purchase price.

          The initial deposits under the purchase contracts were funded by the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposits and payment of the purchase price, net of any debt assumed under each of the purchase contracts would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

          During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotels. Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to the hotels as a result of its review that will cause us to terminate an agreement to purchase a hotel.

          Certain closing conditions must be met before or at the closing, and are not currently satisfied. They include, but are not limited to, the following: the seller having performed and complied in all material respects with the covenants under the purchase contracts; all third party consents having been obtained; the existing management and franchise agreements shall have been either terminated or assigned to one of our subsidiaries by the seller and as applicable new management and franchise agreements shall have been executed by one of our subsidiaries. If any of the closing conditions under the purchase contracts are not satisfied by the seller, our purchasing subsidiary may terminate the purchase contracts and receive a refund of the deposits.

          Accordingly, as of the date of this report and until the closing of the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire the hotels.

          All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight,
Chief Executive Officer

July 18, 2011